Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Reports 2009 First Quarter Financial Results
and Updates Clinical Pipeline Status
Conference Call Scheduled for Today — Thursday, May 7, 2009
at 5:30 p.m. Eastern Time
Mountain View, California — May 7, 2009 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) reported today financial results for the quarter ended March 31, 2009, and provided an update on its product candidates. The net loss for the quarter, as reported in accordance with accounting principles generally accepted in the United States (GAAP), was $6.9 million compared to a net loss of $18.4 million in the comparable period in 2008. Alexza had consolidated cash, cash equivalents and marketable securities (including investments held by Symphony Allegro) at March 31, 2009 of $40.7 million.
“During the first four months of 2009, we have continued to keep pace with our AZ-004 (Staccato® loxapine) NDA timeline,” said Thomas B. King, President and CEO of Alexza. “Our clinical and regulatory plan is on track, as is the continued scale-up of our commercial manufacturing and quality systems processes. We continue to target our AZ-004 NDA submission for the first quarter of 2010.”
Financial Results — Periods Ended March 31, 2009 and 2008
GAAP operating expenses were $16.4 million and $19.2 million in the quarters ended March 31, 2009 and 2008, respectively. In January 2009, the Company announced that it had consolidated its operations, with a primary focus on the continued development of AZ-004 (Staccato loxapine). The restructuring included a workforce reduction of 50 employees, representing approximately 33% of the Company’s total workforce. With the reduction in headcount and focus on the development of AZ-004, the Company expects to reduce its expenses by approximately $21.5 million, net of severance costs, for fiscal year 2009, compared to fiscal year 2008, and another reduction of approximately $11.1 million for fiscal year 2010, compared to fiscal year 2009.
The Company now anticipates that with current cash, cash equivalents and marketable securities along with interest earned thereon, expected payments from Symphony Allegro, the proceeds from option exercises, and purchases of common stock pursuant to its Employee Stock Purchase Plan, the Company will be able to maintain its currently planned operations through the first quarter of 2010. Changing circumstances may cause the Company to consume capital significantly faster or slower than currently anticipated.

Alexza’s Consolidated Statements of Operations include the operations of Symphony Allegro, Inc., its variable interest entity. In January 2009, the Company adopted the provisions of Statement of Financial Accounting Standards, No. 160. Under SFAS 160, the Company no longer reverses from our net loss from operations the “Loss attributed to noncontrolling interest in Symphony Allegro, Inc.” This is now reported as a line item below the net loss calculation. Net loss attributable to noncontrolling interests in Symphony Allegro was $5.2 million and $3.8 million in the three months ended March 31, 2009 and 2008, respectively.
Product Candidates Development Update
• AZ-004 (Staccato loxapine). Alexza is developing AZ-004 for the acute treatment of agitation in patients with schizophrenia or bipolar disorder. The Company projects an NDA submission for AZ-004 in the first quarter of 2010.
During 2008, Alexza successfully initiated, enrolled and completed its two pivotal Phase 3 clinical trials, announcing positive results from both studies. During 2009, Alexza has five non-pivotal safety and NDA-supporting studies to conduct, which are intended to complete the Company’s NDA clinical work. During the first quarter, Alexza completed a Phase 1 placebo-controlled study in 30 healthy subjects to assess the pulmonary safety of AZ-004. The Company observed that AZ-004, administered twice within a 24-hour period, was safe and generally well tolerated in the study. There were no systematic differences in post-dose pulmonary function between AZ-004 and placebo, and no respiratory adverse events. In April 2009, Alexza initiated a thorough QTc study in healthy subjects and a smoker/non-smoker pharmacokinetic study in healthy subjects. The Company expects to initiate the remaining two studies during the current quarter and projects that all of the clinical work for the NDA will be completed by the end of the third quarter of 2009.
• AZ-104 (Staccato loxapine). Alexza is developing AZ-104 to treat patients suffering from acute migraine headaches. AZ-104 is a lower dose version of AZ-004. In January 2009, Alexza initiated an AZ-104 outpatient, multi-center, randomized, double-blind, single-dose, placebo-controlled study intended to enroll 360 patients who have migraines, with or without aura. Two dose levels of AZ-104 are being evaluated in the clinical trial, 1.25mg and 2.5 mg. The primary efficacy endpoint for the trial is headache pain relief at 2 hours post-dose, using the standard IHS 4-point rating scale. Secondary efficacy endpoints for the trial include pain relief and other symptom assessments at various time points. Safety evaluations will also be made throughout the clinical trial period. Alexza projects that data from the Phase 2b study will be announced by the end of the third quarter of 2009.
AZ-004 and AZ-104 have been licensed to Symphony Allegro, and the Company has the right to repurchase all rights to these product candidates.

Conference Call Information
Alexza will host a conference call today, May 7, 2009, at 5:30 p.m. Eastern Time. A replay of the call will be available for two weeks following the event. The conference call, replay and webcast are open to all interested parties.
To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=PMBBFPEVC.
To access the live conference call via phone, dial 888-679-8038. International callers may access the live call by dialing 617-213-4850. The reference number to enter the call is 78345594.
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or 617-801-6888 for international callers. The reference number for the replay of the call is 16474219.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is a pharmaceutical company focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. The Company’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
Alexza’s lead program is AZ-004 (Staccato loxapine) and is being developed for the acute treatment of agitation in schizophrenic or bipolar disorder patients. Alexza has completed and announced positive results from both of its AZ-004 Phase 3 clinical trials, and is projecting a New Drug Application submission in early 2010.
The Company has completed an end-of-Phase 2 meeting with the FDA for AZ-001 (Staccato prochlorperazine) and it has advanced AZ-104 (Staccato loxapine) into Phase 2b testing. Both product candidates are being developed for the acute treatment of migraine headache. AZ-002 (Staccato alprazolam) has completed Phase 1 testing and one Phase 2a proof-of-concept clinical trial. Product candidates that have completed Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases from Alexza, is available online at www.alexza.com.

Safe Harbor Statement
Alexza’s policy is to only provide guidance on product candidates and corporate goals for the future one to two fiscal quarters, and to provide, update or reconfirm its guidance only by issuing a press release or filing updated guidance with the SEC in a publicly accessible document. Clinical guidance is as of May 7, 2009 and financial guidance relating to the Company’s current cash, cash equivalents and investments is as of March 31, 2009.
This press release and anticipated conference call include forward-looking statements regarding the development of the Company’s product candidates, projected clinical trial enrollment and data reporting timelines, and safety of the Company’s products and technologies. Any statement describing a product candidate or Alexza’s goals, expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings “We have a history of net losses. We expect to continue to incur substantial and increasing net losses for the foreseeable future, and we may never achieve or maintain profitability.”, “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations.”, “Failure or delay in commencing or completing clinical trials for our product candidates could harm our business.”, and “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials.” Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACTS:	Thomas B. King	August J. Moretti
	President & CEO	Senior Vice President and CFO
	650.944.7634	650.944.7788
	tking@alexza.com	amoretti@alexza.com

Alexza Pharmaceuticals, Inc.
(a development stage company)
Condensed Consolidated Statements of Operations
(unaudited, in thousands except per share data)

	Three Months Ended
	March 31,
	2009	2008

Revenue	$9,514	$—

Operating expenses:
Research and development	10,965	14,693
General and administrative	3,864	4,462
Restructuring charges	1,528	—
Acquired in-process research and development	—	—

Total operating expenses	16,357	19,155

Loss from operations	(6,843)	(19,155)

Interest and other income, net	97	1,080
Interest expense	(158)	(291)

Net loss	(6,904)	(18,366)

Net loss attributed to noncontrolling interest in Symphony Allegro, Inc.	5,190	3,757

Net loss attributable to Alexza common stockholders	$(1,714)	$(14,609)

Net loss attributable to Alexza common stockholders	$(0.05)	$(0.47)

Shares used to compute basic and diluted net loss per share attributable to Alexza common stockholders	32,967	31,225

Alexza Pharmaceuticals, Inc.
(a development stage company)
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2009	2008
	Unaudited	(1)
Assets
Cash, cash equivalents and marketable securities	$23,141	$37,556
Investments held by Symphony Allegro, Inc.	17,587	21,318
Other current assets	642	1,130

Total current assets	41,370	60,004

Property and equipment, net	24,173	24,152
Restricted cash	400	400

Other non-current assets	67	479

Total assets	$66,010	$84,635

Liabilities and stockholders’ equity
Current liabilities	$12,079	$17,233
Non-current liabilities	19,832	28,348
Stockholders equity	34,099	39,054

Total liabilities and stockholders’ equity	$66,010	$84,635

[1]	Derived from audited consolidated financial statements at that date.